Back to Form 8-K
Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Amy Knapp
813-865-1284	813-290-6208
gregg.haddad@wellcare.com	amy.knapp@wellcare.com

DAVID J. GALLITANO APPOINTED TO
WELLCARE BOARD OF DIRECTORS

TAMPA, FL (March 24, 2009) — WellCare Health Plans, Inc. (NYSE: WCG) today announced that David J. Gallitano, president and owner of the investment and advisory firm Tucker Inc., has been appointed to the Company’s Board of Directors.  The Board also appointed Mr. Gallitano to serve on the Compensation, Nominating and Corporate Governance, and Health Care Quality and Access Committees of the Board.

“We are pleased to welcome Dave to our Board,” said Charles G. Berg, WellCare’s executive chairman.  “Dave’s extensive experience in strategic development and finance will be a great asset.”

“I look forward to serving on WellCare’s Board,” Gallitano said.  “WellCare’s role in government health care programs is important to its members as well as to its government clients and provider partners.”

Mr. Gallitano, 61, served from 2003 to 2005 as chairman and chief executive officer of APW Ltd. of Waukesha, Wisconsin, a contract manufacturing company supplying integrated products to telecom, medical, mail handling and similar industries.  For nine years before joining APW, he was chairman and chief executive officer of Columbia National Inc., a residential and commercial real estate financing company and a publicly traded residential REIT.  Earlier, he held positions with PaineWebber Inc., GE Capital Corp., and McKinsey & Co.  Mr. Gallitano holds a bachelor of business administration degree from George Washington University and a master of business administration from the University of Chicago.  He served in the U.S. Air Force from 1966 to 1970.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored healthcare programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans.  As of December 31, 2008, the Company served more than 2.5 million members nationwide.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.

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